Exhibit 10.28
AMENDMENT TO CHANGE OF CONTROL EMPLOYMENT AGREEMENT
WHEREAS, PHINIA Inc., a Delaware corporation (the “Company”), and _____________ (the “Executive”) previously entered into a Change of Control Employment Agreement (“Agreement”) dated as of the [___] of [_______] 2023.
WHEREAS, Section 11 of the Agreement set forth certain provisions related to protection of the Company’s confidential information, which the Company and Executive seek to amend at this time.
NOW, THEREFORE, IT IS HEREBY AGREED, AND EXECUTIVE ACKNOWLEDGES, AS FOLLOWS:
First, Section 11 of the Agreement is amended and restated as follows:
11.    Confidential Information. The Executive shall hold in a fiduciary capacity for the benefit of the Company all secret or confidential information, knowledge or data relating to the Company or any of its affiliated companies, and their respective businesses, which shall have been obtained by the Executive during the Executive’s employment by the Company or any of its affiliated companies and which shall not be or become public knowledge (other than by acts by the Executive or representatives of the Executive in violation of this Agreement). After termination of the Executive’s employment with the Company, the Executive shall not, without the prior written consent of the Company or as may otherwise be required by law or legal process, communicate, or divulge any such information, knowledge, or data to anyone other than the Company and those persons designated by it. In no event shall an asserted violation of the provisions of this Section 11 constitute a basis for deferring or withholding any amounts otherwise payable to the Executive under this Agreement, but the Company otherwise shall be entitled to all other remedies that may be available to it at law or equity.
Executive understands that nothing contained in this Agreement limits Executive’s ability to file a charge or complaint with the Securities and Exchange Commission, or any other federal, state, or local governmental regulatory or law enforcement agency (“Government Agencies”). Executive further understands that nothing in this Agreement limits Executive’s ability to communicate with, and disclose information to, any Government Agencies or otherwise participate in or fully cooperate with any investigation or proceeding that may be conducted by any Government Agency, including providing documents or other information, without notice to or approval from the Company. Executive can provide information to Government Agencies without risk of retaliation or being held liable by the Company for liquidated damages or other penalties. This Agreement also does not limit Executive’s right to receive an award for information provided to any Government Agencies.

Additionally, consistent with the preceding paragraph and pursuant to the U.S. Defend Trade Secrets Act of 2016, Executive may disclose Trade Secrets in confidence, either directly or indirectly, to Government Agencies, for the purpose described in the preceding paragraph. If trade secrets are included in or attached to a complaint or other document filed in a lawsuit or other proceeding, such filing must be made under seal. Additionally, if Executive files a retaliation lawsuit for reporting a suspected violation of law, Executive may disclose related Trade Secrets to their attorney and use them in related court proceedings, as long as Executive files documents containing the Trade Secret under seal and does not otherwise disclose the Trade Secret except pursuant to court order.

Second, all other provisions of the Agreement remain unchanged.
IN WITNESS WHEREOF, the Executive has hereunto set the Executive’s hand and, pursuant to the authorization from its Board of Directors, the Company has caused this Amendment to Change of Control Employment Agreement to be executed in its name on its behalf, all as of the [___] of [_______], 2024.

                        EXECUTIVE

                        [NAME]

PHINIA Inc.

By:
Name:
Title:

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